Exhibit 99.4 - Financial Statements


                       CONSOLIDATED FINANCIAL STATEMENTS
                                 AND REPORT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                           MFN FINANCIAL CORPORATION
                          DECEMBER 31, 2001 AND 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholders of
MFN Financial Corporation (f/k/a Mercury Finance Company)

We have audited the accompanying consolidated balance sheets of MFN Financial Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows of MFN Financial Corporation for the years ended December 31, 2001 and December 31, 2000 (Reorganized Company) and the nine-month period from April 1, 1999 through December 31, 1999 and of Mercury Finance Company (Predecessor Company) for the three-month period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MFN Financial Corporation and subsidiaries as of December 31, 2001 and December 31, 2000, and the consolidated results of operations and cash flows of MFN Financial Corporation for the years ended December 31, 2001 and December 31, 2000 and the nine-month period from April 1, 1999 through December 31, 1999 and of Mercury Finance Company for the three-month period ended March 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 1 to the consolidated financial statements, MFN Financial Corporation emerged from bankruptcy on March 23, 1999. In accordance with Statement of Position 90-7 of the American Institute of Certified Public Accountants, MFN Financial Corporation has adopted "fresh start" reporting whereby its assets, liabilities and new capital structure have been adjusted to reflect estimated fair values as of March 31, 1999. As a result, the consolidated financial statements for periods subsequent to March 31, 1999, reflect this basis of reporting and are not necessarily comparable to the Predecessor Company's consolidated financial statements.

                                              /s/ Grant Thornton LLP

Chicago, Illinois
January 30, 2002
(Except for Note 23, as to which
      the date is March 8, 2002)

MFN FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31

(In thousands)                                                    2001       2000
                                                               ---------  ---------
ASSETS
Unrestricted cash and cash equivalents                         $ 75,684   $127,093
Restricted cash                                                  24,206         --

Finance receivables, net of unearned income                     413,044    484,854
Less:  Allowance for finance credit losses                       39,013     39,071
Less:  Nonrefundable dealer reserves                             20,923     28,014
                                                               ---------  ---------
Finance receivables, net                                        353,108    417,769

Income taxes receivable                                             354      7,878
Furniture, fixtures and equipment, net                            5,085      2,650
Other assets (including repossessions)                           10,147      5,787
                                                               ---------  ---------
TOTAL ASSETS                                                   $468,584   $561,177
                                                               =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Notes payable to securitization trust                          $181,330   $     --
Warehouse credit facility                                        80,800         --
Senior secured debt                                                  --    342,908
Senior subordinated debt                                         22,500     22,500
Deferred income taxes                                            11,283     24,445
Other liabilities                                                 9,757     14,569
Excess of revalued net assets over liabilities
     and stockholders' investment                                22,229     32,110
                                                               ---------  ---------
TOTAL LIABILITIES                                               327,899    436,532
                                                               ---------  ---------

STOCKHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000 shares authorized;
      Outstanding:  December 31, 2001 - 9,992,956 shares
                    December 31, 2000 - 10,000,003 shares           100        100
Paid in capital                                                  84,911     84,900
Retained earnings                                                55,674     39,645
                                                               ---------  ---------
TOTAL STOCKHOLDERS' EQUITY                                      140,685    124,645
                                                               ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $468,584   $561,177
                                                               =========  =========

          The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                         9

MFN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                                                          Predecessor
                                                                           Reorganized Company              Company
                                                                           -------------------              -------
                                                                                               Nine         Three
                                                                     Year         Year        Months        Months
                                                                     Ended        Ended        Ended        Ended
                                                                   Dec. 31,     Dec. 31,     Dec. 31,      Mar. 31,
(In thousands, except per share data)                                2001         2000         1999          1999
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Finance charges and loan fees                                      $110,224     $117,965     $100,235       $35,313
Investment income                                                     3,663        9,175        4,932           414
                                                                   ---------    ---------    ---------     ---------
Total interest income                                               113,887      127,140      105,167        35,727
INTEREST EXPENSE                                                     28,561       39,126       32,191           474
                                                                   ---------    ---------    ---------     ---------
Net interest income before provision for finance
credit losses                                                        85,326       88,014       72,976        35,253
PROVISION FOR FINANCE CREDIT LOSSES                                  29,097       20,380       23,071         9,857
                                                                   ---------    ---------    ---------     ---------

Net interest income after provision for finance
credit losses                                                        56,229       67,634       49,905        25,396
                                                                   ---------    ---------    ---------     ---------

OTHER OPERATING INCOME
Insurance premiums                                                    5,557       11,344        6,286           815
Fees and insurance commissions                                          515        1,059        2,208         1,240
Other revenue                                                           159        1,544        1,273           998
Gain on sale of finance receivables and assets                            -           77        7,058             -
Write-down of commercial paper                                            -       (1,585)            -            -
                                                                   ---------    ---------    ---------     ---------

Total other operating income                                          6,231       12,439       16,825         3,053
                                                                   ---------    ---------    ---------     ---------

OTHER OPERATING EXPENSES
Salaries and employee benefits                                       36,656       40,430       33,081        13,150
Occupancy expense                                                     3,198        3,183        2,617           999
Equipment expense                                                     2,754        2,149        1,146           767
Telecommunications                                                    2,256        2,444        2,226           873
Credit information                                                    1,402        1,378          855           349
Postage                                                               1,650        1,557        1,049           387
Insurance claims and other underwriting expense                       3,258        7,178        2,841           (29)
Amortization                                                         (9,881)      (9,881)      (7,407)          215
Pension curtailment gain                                             (3,595)           -            -             -
Reorganization expenses, net                                              -            -            -         1,105
Restructuring charges                                                 4,738         (249)       1,950             -
Other operating expenses                                             11,720       11,220        8,072         3,249
                                                                   ---------    ---------    ---------     ---------

Total other operating expenses                                       54,156       59,409       46,430        21,065
                                                                   ---------    ---------    ---------     ---------

OPERATING INCOME                                                      8,304       20,664       20,300         7,384

NON-OPERATING EXPENSES
Reorganization expenses                                                   -            -            -        33,719
                                                                   ---------    ---------    ---------     ---------

INCOME (LOSS) BEFORE INCOME TAXES
        AND EXTRAORDINARY CREDITS                                     8,304       20,664       20,300       (26,335)
Income tax provision (benefit)                                       (7,725)       2,265        1,291        (5,287)
                                                                   ---------    ---------    ---------     ---------

Net income (loss) before extraordinary credits                       16,029       18,399       19,009       (21,048)
Extraordinary credits:
Gain on discharge of indebtedness, net of taxes                           -            -            -        45,570
Gain on early retirement of debt, net of taxes                            -          717        1,520             -
                                                                   ---------    ---------    ---------     ---------
NET INCOME                                                         $ 16,029     $ 19,116     $ 20,529      $ 24,522
                                                                   =========    =========    =========     =========

                                                         10

MFN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Continued

                                                                                                          Predecessor
                                                                           Reorganized Company              Company
                                                                           -------------------              -------
                                                                                               Nine          Three
                                                                     Year         Year        Months         Months
                                                                     Ended        Ended        Ended         Ended
                                                                   Dec. 31,     Dec. 31,     Dec. 31,       Mar. 31,
(In thousands, except per share data)                                2001         2000         1999           1999
---------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding:
  Basic                                                            9,993       10,000        10,000           **
  Diluted                                                         10,039       10,002        10,001           **
Earnings per common share:
  Basic                                                         $   1.60     $   1.91      $   2.05           **
  Diluted                                                       $   1.60     $   1.91      $   2.05           **
Dividends per common share declared:                            $      -     $      -      $      -           **


**       Earnings per common share and dividends per common share amounts as they relate to the Predecessor Company are not meaningful due to the Voluntary Case. See note 1.

                           The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                                         11

MFN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

                                                                                Retained                      Total
(In thousands)                                      Common         Paid In      Earnings      Treasury    Stockholders'
                                                     Stock         Capital      (Deficit)       Stock        Equity
                                                     -----         -------      ---------       -----        ------
PREDECESSOR COMPANY

Balance at January 1, 1999                          $ 177,901     $   8,244    $ (103,351)     $ (53,664)    $ 29,130

Net income for period January 1,
   1999 through March 31, 1999                              -             -        24,522              -       24,522

Effect of Reorganization and
  Fresh Start Reporting:
    Extinguishment of old stock                      (177,901)       (8,244)       78,829         53,664      (53,652)
    Issuance of new stock                                 100        84,900             -              -       85,000
                                                    ----------    ----------   -----------     ----------    ---------

Balance at March 31, 1999                                 100        84,900             -              -       85,000

-----------------------------------------------------------------------------------------------------------------------

POST-EMERGENCE
   REORGANIZED COMPANY

Net income for period April 1, 1999
   through December 31, 1999                                -             -        20,529              -       20,529
                                                    ----------    ----------   -----------     ----------    ---------

Balance at December 31, 1999                              100        84,900        20,529              -      105,529

Net income for year ended
   December 31, 2000                                        -             -        19,116              -       19,116
                                                    ----------    ----------   -----------     ----------    ---------

Balance at December 31, 2000                              100        84,900        39,645              -      124,645

Proceeds from stock options exercised                       -            11             -              -           11

Net income for year ended
   December 31, 2001                                        -             -        16,029              -       16,029
                                                    ----------    ----------   -----------     ----------    ---------

Balance at December 31, 2001                        $     100     $  84,911    $   55,674      $       -     $140,685
                                                    ==========    ==========   ===========     ==========    =========

                            The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                                          12

MFN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          Predecessor
                                                                          Reorganized Company              Company
                                                                          -------------------              -------
                                                                                               Nine         Three
                                                                   Year          Year         Months       Months
                                                                   Ended         Ended         Ended        Ended
                                                                  Dec 31,       Dec 31,       Dec 31,      Mar 31,
(In thousands)                                                     2001          2000          1999         1999
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                        $ 16,029     $ 19,116    $ 20,529        $ 24,522
Adjustments to reconcile net income to net
   cash provided by (used in) operating activities:
     Provision for finance credit losses                            29,097       20,380      23,071           9,857
     Provision for restructuring charge, net of payments             1,968       (1,237)       1,237              -
     Gain on sale of finance receivables and assets                      -          (77)      (7,058)             -
     Gain on early retirement of debt                                    -       (1,184)      (2,513)             -
     Pension curtailment gain                                       (3,595)           -            -              -
     Provision (benefit) for deferred income taxes                 (13,162)       5,156        1,918         (5,287)
     Amortization of deferred financing costs                        5,687            -            -              -
     Net (increase) decrease in income tax receivable                7,524          814       10,534        (15,913)
     Net (decrease) in taxes payable                                     -            -       (9,761)        (7,528)
     Net gain on discharge of indebtedness                              -            -             -        (68,229)
     Extinguishment of dividend payable                                  -            -            -        (12,937)
     Write-off of goodwill and fixed assets, net                         -            -            -         16,022
     Depreciation and amortization                                  (8,705)      (9,178)      (7,280)           607
     Net decrease in other assets                                      797        3,521        6,421         16,074
     Net increase (decrease) in other liabilities                   (2,980)      (1,829)     (47,236)        43,752
                                                                 ----------    ---------    ---------      ---------

  Net cash provided by (used in) operating activities               32,660       35,482      (10,138)           940

CASH FLOWS FROM INVESTING ACTIVITIES
     Principal collected and recoveries of charged-
       off finance receivables                                     285,752      311,168      267,369        108,424
     Finance receivables originated or purchased                  (250,686)    (306,290)    (231,882)      (101,074)
     Proceeds from sale of finance receivables                           -        2,075       35,214              -
     Proceeds from sale of credit card portfolio                         -            -            -         22,414
     Purchases of furniture, fixtures and equipment                 (3,816)      (1,437)     (2,048)           (175)
                                                                 ----------    ---------    ---------      ---------

          Net cash provided by investing activities                 31,250        5,516       68,653         29,589

CASH FLOWS FROM FINANCING ACTIVITIES
     Repayments of senior secured debt                            (342,908)     (37,540)    (150,985)          (774)
     Proceeds from warehouse credit facility                       365,800            -            -              -
     Repayment of warehouse credit facility                       (285,000)           -            -              -
     Proceeds from notes payable to securitization trust           301,000            -            -              -
     Repayments of notes payable to securitization trust          (119,670)           -            -              -
     (Increase) in restricted cash                                 (24,206)           -            -              -
     Proceeds from stock options exercised                              11            -            -              -
     Payment of deferred financing costs                           (10,346)           -             -             -
                                                                 ----------    ---------    ---------      ---------

         Net cash used in financing activities                    (115,319)     (37,540)    (150,985)          (774)
                                                                 ----------    ---------    ---------      ---------

Net increase (decrease) in cash and cash equivalents               (51,409)       3,458      (92,470)        29,755

Cash and equivalents at beginning of period                        127,093      123,635      216,105        186,350
                                                                 ----------    ---------    ---------      ---------

Cash and equivalents at end of period                            $  75,684     $127,093     $123,635       $216,105
                                                                 ==========    =========    =========      =========

                                                         13

MFN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

                                                                                                         Predecessor
                                                                          Reorganized Company              Company
                                                                          -------------------              -------
                                                                                               Nine         Three
                                                                   Year          Year         Months       Months
                                                                   Ended         Ended         Ended        Ended
                                                                  Dec 31,       Dec 31,       Dec 31,      Mar 31,
(In thousands)                                                     2001          2000          1999         1999
---------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH DISCLOSURES
     Income taxes paid to federal and state governments         $  2,091      $  1,630      $     364     $  13,133
     Net interest paid                                            23,717        38,134         51,999            44

SUPPLEMENTAL NON-CASH DISCLOSURES
     Write-down of commercial paper                                     -     $  1,585              -             -
     Cancellation of indebtedness                                       -            -              -     $ 148,978
     Extinguishment of old stock                                        -            -              -       (53,652)
     Issuance of new stock                                              -            -              -        85,000

                           The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                                         14

MFN FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999

      Note 1 - Organization and Summary of Significant Accounting Policies

MFN Financial Corporation, f/k/a/ Mercury Finance Company ("MFN" or the "Company") is a consumer finance company doing business through its subsidiaries (the "consumer finance subsidiaries"). The Company also offers certain insurance services through MFN Insurance Company ("MFN Insurance"), a subsidiary. The Company's borrowers generally would not be expected to qualify for traditional financing, such as that provided by commercial banks or automobile manufacturers' captive finance companies.

BASIS OF PRESENTATION

The accounting and reporting policies of MFN conform to accounting principles generally accepted in the United States of America for the finance and insurance industries. The consolidated financial statements include the accounts of the Company, the consumer finance subsidiaries and MFN Insurance. All significant intercompany accounts and transactions have been eliminated. See Note 9 for additional information regarding the Company's voluntary petition (the "Voluntary Case") in the United States Bankruptcy Court for the Northern District of Illinois (the "Court") for relief under chapter 11 of title 11 of the United States Code (the "Code"). The Voluntary Case was filed with the Court by the Company on July 15, 1998. The Company's Second Amended Plan of Reorganization (the "Plan" or "Plan of Reorganization") was confirmed by order of the Court on March 10, 1999. The effective date of the Plan was March 23, 1999 (the "Effective Date"). Due to the Company's emergence from the Voluntary Case and implementation of Fresh Start Reporting, Consolidated Financial Statements for the Reorganized Company as of March 31, 1999 and for the periods subsequent to March 31, 1999 (the "Reorganized Company") are not comparable to those of the Company for the periods prior to March 31, 1999 (the "Predecessor Company"). For financial reporting purposes, the effective date (the "Fresh Start Effective Date") of the Plan of Reorganization is considered to be the close of business on March 31, 1999. The results of operations for the period from March 23, 1999 through March 31, 1999 were not material.

The Plan provided (a) for the Company to transfer to a certain trust established under the Plan (the "Liquidating Trust"), (i) $5 million in cash, (ii) the Company's claims against the Company's previous auditors and (iii) $250,000 in cash for fees and costs to be incurred in connection with the Liquidating Trust and (b) for the holders of Securities Fraud Claims to receive a share of the beneficial interests in the Liquidating Trust in complete settlement, satisfaction and discharge of their claims. In addition, the Plan provided for the Company to pay (i) $13.35 million into funds established for the benefit of holders of certain indemnification claims against the Company and (ii) up to an aggregate amount of $250,000, for costs and expenses of certain officers, agents and employees who were no longer employed by the Company as of the first day immediately following March 23, 1999, in connection with their participation in a government investigation. The Company also agreed to pay a former employee $100,000 in connection with a mutual release. All of these costs were fully provided for as of December 31, 1998 and all amounts were paid during 2000 and 1999, with the exception of approximately $174,000 which remains set aside for costs and expenses of certain officers, immediately following March 23, 1999 in connection with their participation in a government investigation.

As of March 31, 1999, the Company adopted Fresh Start Reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" (SOP 90-7). The adoption of Fresh Start Reporting resulted in material changes to the Consolidated Balance Sheet, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuation of liabilities pursuant to provisions of the Plan and valuation of equity based on the appraised reorganization value of the ongoing business.

The reorganization value of $85.0 million (the approximate fair value) was based on the consideration of many factors and various valuation methods, including discounted cash flows, selected publicly traded company market multiples and other applicable ratios and valuation techniques believed by the Company and its financial advisors to be representative of the Company's business and industry. The Predecessor Company's equity was eliminated in Fresh Start Reporting.

In accordance with Fresh Start Reporting guidelines, certain noncurrent assets, including goodwill, recorded on the Company's Consolidated Balance Sheet at the Fresh Start Effective Date aggregating $16.0 million were reduced to zero as a result of the fair value of the Company's assets exceeding the fair value of its liabilities and stockholders' investment. In addition, as a result of reorganization, the dividends payable liability in the amount of $12.9 million was extinguished. The net result of the adjustment of assets and liabilities to fair value was a charge to earnings of $3.1 million during the period ended March 31, 1999. After reducing the fair value of certain noncurrent assets to zero, the excess of the fair value of the remaining assets over the fair value of liabilities and stockholders' investment, totaling $49.4 million, was recorded as a deferred credit, "Excess of Revalued Net Assets Over Liabilities and Stockholders' Investment". This balance is being amortized over 5 years.

The Company's emergence from the Voluntary Case and the adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Balance Sheet as of March 31, 1999 (in thousands):

                                                        Predecessor            Fresh Start           Reorganized
                                                           Company               Adjustments            Company
                                                       March 31, 1999      Debit          Credit    March 31, 1999
                                                       --------------      -----          ------    --------------
Assets
Cash and cash equivalents                                 $216,105      $        -     $        -       $216,105
Finance receivables, net                                   535,523               -              -        535,523
Other assets                                                31,200               -              -         31,200
                                                          ---------     -----------    -----------      ---------
Total Assets                                              $782,828      $        -     $        -       $782,828
                                                          =========     ===========    ===========      =========

                                                        Predecessor            Fresh Start           Reorganized
                                                           Company              Adjustments            Company
                                                       March 31, 1999      Debit          Credit    March 31, 1999
                                                       --------------      -----          ------    --------------
Liabilities and Stockholders' Equity
Liabilities
Senior Debt                                               $674,471      $  240,306(a)  $        -       $434,165
Excess cash payments to senior
         debt holders                                            -               -        100,707(b)     100,707
Subordinated debt                                           22,500               -              -         22,500
Interest payable                                            30,552           9,008(a)           -         21,544
Other liabilities                                           23,801             371(c)           -         23,430
Income taxes                                                 4,472               -         22,659(d)      27,131
Litigation accrual                                          18,950               -              -         18,950
Excess of revalued net assets over liabilities
         and stockholders' investment                            -               -         49,401(e)      49,401
                                                          ---------     -----------    -----------      ---------
Total Liabilities                                          774,746         249,685        172,767        697,828
Stockholders' Equity
Common stock                                               177,901         177,901(f)         100(g)         100
Paid-in capital                                              8,244           8,244(f)      84,900(g)      84,900
Accumulated deficit                                       (124,399)              -         78,829(f)           -
                                                                                           45,570(h)           -
Treasury stock                                             (53,664)              -         53,664(f)           -
                                                          ---------     -----------    -----------      ---------
Total Stockholders' Equity                                   8,082         186,145        263,063         85,000
                                                          ---------     -----------    -----------      ---------
Total Liabilities and Stockholders' Equity                $782,828      $  435,830       $435,830       $782,828
                                                          =========     ===========    ===========      =========

(a)   To reflect the cancellation of the old debt and related accrued interest.
(b) To setup a payable of Excess Cash to Senior Debt Holders in accordance with the Plan of Reorganization. Payment occurred on April 1, 1999.
(c)   To write-off cancelled liabilities of the Company.
(d) To establish deferred income tax liability on the cancellation of indebtedness.
(e) The excess of revalued net assets over liabilities and stockholders' investment is calculated below (in thousands):
          Fair value of identifiable assets                        $ 782,828
          Less:  reorganized value of new debt                       456,665
          Less:  reorganized value of new equity                      85,000
          Less:  fair value of identifiable liabilities              191,762
                                                                   ----------
                                                                   $  49,401
                                                                   ==========
(f)   To eliminate stockholders' equity of the Predecessor Company.
(g) To record 10,000,000 shares of new common stock at an assumed market value of $8.50 per share.
(h)   To record the extraordinary gain resulting from discharge of indebtedness.

The extraordinary gain, net of taxes is calculated below (in thousands):
    Historical carrying value of old debt securities                $  696,971
    Historical carrying value of related accrued interest               29,405
    Value exchanged for old debt:
          Excess cash payment, including interest                     (121,104)
          New Senior secured notes                                    (434,165)
          New Senior subordinated notes                                (22,500)
          New common stock (9.5 million shares to creditors)           (80,750)
          Other                                                            372
                                                                    -----------
          Extraordinary gain before tax                                 68,229
          Tax provision                                                (22,659)
                                                                    -----------
          Extraordinary gain                                        $   45,570
                                                                    ===========

The consolidated balance sheets as of December 31, 2001 and 2000 and the statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 2001 and December 31, 2000 and the nine months ended December 31, 1999 are of MFN Financial Corporation. The consolidated statements of income, cash flows and changes in stockholders' equity for the three months ended March 31, 1999 are of Mercury Finance Company.

To facilitate a comparison where the Company's year-to-date operating performance compares fiscal years 2001, 2000 and 1999, the following discussion of certain consolidated financial information may be presented on a traditional comparative basis for all periods even though the accounting requirements for companies upon emergence from bankruptcy calls for separate reporting for the reorganized company and the predecessor company. Consolidated results of operations for the year ended December 31, 1999 may be presented as a combination of Reorganized Company and the Predecessor Company and careful analysis should be used when interpreting these results.

REVENUE RECOGNITION - CONSUMER FINANCE SUBSIDIARIES

Finance charges on precomputed loans and sales finance contracts (collectively referred to as "precompute accounts") are credited to unearned finance charges at the time the loans and sales finance contracts are made or purchased. Interest income is calculated using the effective interest method to produce constant rates of interest (yields). Contracts are placed in non-accrual status once they are greater than 60 days contractually delinquent at any month end. Interest on interest-bearing loans and sales finance contracts is calculated on a 360-day or actual-day year basis depending upon state law and recorded on the accrual basis. Late charges and deferment charges on all contracts are taken into income as collected. Fees and other income are derived from the sale of other products and services.

INSURANCE OPERATIONS

In conjunction with MFN's lending business and through contractual arrangements with insurance companies, the operating subsidiaries offered credit life, accident and health, property and involuntary unemployment insurance to borrowers at the borrower's discretion. Borrowers may obtain financing for these insurance products under sales finance contracts purchased from merchants and automobile dealers. Effective December 2001, the Company no longer offers these insurance products. Policies written prior to this date will remain in effect until the contract is paid off or charged-off.

The policies insure the holder of a sales finance contract or other debt instrument for the outstanding balance (or portion thereof as specified in the policy) payable in the event of (i) death or disability of the debtor (ii) damage to, or destruction of, property collateralizing the account or (iii) the debtor's unemployment. Premiums were earned over the life of the contracts principally using pro-rata and sum-of-the-months digits methods or in relation to anticipated benefits to the policyholder. These products, provided on sales finance contracts, did not generate a material amount of fee income.

Also in conjunction with their lending business, the Company purchased insurance coverage and charged its customers who let their insurance coverage lapse on automobiles that are collateral on the outstanding retail sales contracts. During the second quarter of 1997, the Company formed a captive insurance company, MFN Insurance Company, to reinsure coverage under such policies. MFN Insurance Company provides aggregate coverage for incurred losses in excess of targeted loss ratios through a reinsurance agreement with the primary carrier. Effective April 2001, the Company discontinued purchasing collateral protection insurance for customers who failed to provide evidence of coverage.

FINANCE RECEIVABLES, ALLOWANCE FOR FINANCE CREDIT LOSSES AND NONREFUNDABLE DEALER RESERVES

MFN typically purchases individual retail sales finance contracts from third party dealers at a discount from the principal amount financed. This discount is referred to as a nonrefundable dealer reserve. The amount of the discount is based upon the credit risk of the borrower, the note rate of the contract and competitive factors. The nonrefundable dealer reserve is amortized as a reduction to the provision for finance credit losses over the life of the individual sales finance contract using the actuarial method. Management believes this method provides for an appropriate matching of finance charge income and provision for finance credit losses. Historical loss experience on the Company's sales finance receivables has shown that the nonrefundable dealer reserves are not adequate to cover potential losses over the life of the contracts. Therefore, the Company maintains an allowance for finance credit losses that is available to absorb credit losses that are inherent in the portfolio and which exceed the unamortized nonrefundable dealer reserve.

Management utilizes a loss reserving methodology commonly referred to as "static pooling" which stratifies its sales finance receivable portfolio into separately identified pools. The Company segregates each pool by delinquency classification (i.e. not delinquent, 30, 60, 90 and 120 days past due) and utilizes a formula-based approach to estimate the required allowance. The change in the required allowance from the prior period to the current period results in a charge or credit to the provision for finance credit losses. Management also performs an ongoing analysis measuring prior period estimates of such inherent credit losses against actual net charge-offs, accounting for the seasonality of the Company's business cycle, to support the level of allowance.

The provision for finance credit losses results from a combination of (a) charge-offs (b) recoveries (c) an adjustment from the aforementioned allowance calculation and (d) the amortization of nonrefundable dealer reserves. When a customer experiences delinquency problems, the allowance for credit losses is increased with an offsetting charge to the provision for credit losses on the income statement. As the amount of a credit loss is confirmed by gathering additional customer information, the Company typically secures and liquidates the collateral in full or partial settlement of the account. Deficiency balances are charged-off with an amount being absorbed by the nonrefundable dealer reserve and the remainder absorbed by the allowance for finance credit losses. If, subsequent to a charge-off, the Company is able to collect additional amounts from the borrower or obtain control of collateral worth more than earlier estimated, a recovery is recorded.

Net repossessed assets are carried in other assets and at December 31, 2001 are reserved at 70% of the outstanding balance owed. Prior to September 30, 2000, net repossessed assets were carried net of a 75% reserve. The repossessed asset reserve is established as a transfer from the allowance for credit losses upon initiation of the repossession proceedings when the finance receivable balance is classified to other assets. Proceeds from the sale of repossessed assets are applied against the outstanding balance owed and any deficiency is charged-off. Reserves on sold repossessed assets are transferred back to the allowance for finance credit losses.

The Company applies Statement of Financial Accounting Standards No. 114 ("SFAS 114") "Accounting by Creditors for Impairment of a Loan--an amendment of FASB Statements No. 5 and 15" and Statement of Financial Accounting Standards No. 118 ("SFAS 118") "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures--an amendment of FASB Statement No. 114", which address the accounting by creditors for impairment of a loan and related income recognition and disclosures. During 2000, the Company changed its method of application of SFAS 114 to eliminate discounting of future cash flows on identified impaired receivables. Due to the short period of time that finance receivables are managed from impairment to charge-off, the Company factors into its reserving methodology a higher amount of allowance for accounts contractually delinquent 60 or more days.

Statement of Financial Accounting Standards No. 91 ("SFAS 91"), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," requires that loan origination and commitment fees and certain direct loan origination and account purchase costs be deferred and amortized as an adjustment to the related loan's yield. MFN adopted the provisions of this statement during 1999 and the results did not have a material effect on the Company's reported results of operations or financial condition.

Unearned income represents the balance of interest income and insurance commission income remaining from the capitalization of the total interest and insurance to be earned over the original term of the related account. Unearned interest income relates only to precompute accounts. Unearned income also includes capitalized FAS 91 costs.

Finance receivable accounts that are contractually delinquent four payments are charged off monthly before they become contractually delinquent five payments. Accounts that are deemed uncollectible prior to the maximum charge-off period are charged off immediately. Management may authorize a temporary extension of the charge-off period if collection appears imminent during the next calendar month.

FURNITURE, FIXTURES AND EQUIPMENT, NET

Furniture, fixtures and equipment are carried at cost, less accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives. The depreciable lives of the fixed assets range from three to seven years.

INCOME TAXES

The Company and its subsidiaries file a consolidated federal income tax return and individual state tax returns in most states.

MFN recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company evaluates deferred tax assets to determine whether they are likely to be realized. In making its determination, management considers the possible recovery of taxes already paid and the likelihood of generating additional taxable income in the future.

AMORTIZATION

Prior to Fresh Start Reporting, the excess of the Predecessor Company's cost of acquisitions over the fair value of net assets acquired ("Goodwill") was being amortized on a straight-line basis over a period of 20 years. In accordance with Fresh Start Reporting guidelines, the goodwill recorded on the Company's Consolidated Balance Sheet at the Fresh Start Effective Date was reduced to zero.

The excess of revalued net assets over liabilities and stockholders' investment totaling $49.4 million, recorded on March 23, 1999 as a result of Fresh Start Reporting, is being amortized over a 60 month period and appears as a credit to amortization. The adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") will result in the remaining unamortized balance of the excess of revalued net assets over liabilities and stockholders' investment on January 1, 2002 of approximately $22.2 million being recognized as a gain from a change in accounting principle in the first quarter of 2002. See "Recent Accounting Pronouncements".

STOCK-BASED COMPENSATION

SFAS 123, "Accounting for Stock-based Compensation," ("SFAS 123") defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. The Company has elected, as permitted under SFAS 123, to continue to measure compensation cost for its plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25. For additional information, see Note 13.

BUSINESS SEGMENT DATA

The Company has determined it has a single reportable segment in accordance with the management approach specified in SFAS 131, "Disclosure About Segments of an Enterprise and Related Information". Reportable segments are strategic business units that differ and are managed separately because of the nature of their businesses. Management has organized the Company as a single reportable segment for making operating decisions and assessing performance.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounts, which are subject to such estimation techniques, include the allowance for finance credit losses as more fully discussed in Note 6. Actual results could differ from these estimates.

RECLASSIFICATIONS

Certain data from the prior periods has been reclassified to conform to the current period presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 138 ("SFAS 138") "Accounting for Certain Derivative Instruments and Certain Hedging Activities" amends Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities" and is effective for fiscal years beginning after June 15, 2000. The adoption of these statements as of January 1, 2001 did not have a material impact on the Company's financial position or results of operations.

In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities: a replacement of Financial Accounting Standards Board Statement No. 125" ("SFAS 140"), which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures; however, SFAS 140 carries over most of Statement No. 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and is effective for disclosures relating to securitization transactions and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which requires accounting for business combinations under the purchase method. SFAS 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement will not have a material effect on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued SFAS 142, which addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in the financial statements upon their acquisition. SFAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS 142 is effective starting with fiscal years beginning after December 15, 2001. The Company will adopt SFAS 142 on January 1, 2002. The adoption of SFAS 142 will result in the remaining unamortized balance of the excess of revalued net assets over liabilities and stockholders' investment on January 1, 2002 of approximately $22.2 million being recognized as a gain from a change in accounting principle in the first quarter of 2002.

NOTE 2 - PENDING MERGER

On November 19, 2001, the Company announced that it had entered into a definitive agreement with Consumer Portfolio Services, Inc. ("CPS"), headquartered in Irvine, California, for CPS to acquire all the outstanding common stock of the Company for $10.00 a share. See Note 23 for a further description of the consummation of the merger.

NOTE 3 - DISPOSITIONS

On July 29, 1999, the Company announced it had entered into a definitive agreement to sell substantially all of the non-automotive loan accounts and certain other assets of 47 direct loan offices of subsidiaries located in Texas, Louisiana, Mississippi and Alabama. The sale was completed in September 1999 for $32.9 million of net receivables held at 39 of the 47 direct loan offices, resulting in a gain of $7.1 million. The sale of the remaining eight offices, all located in Texas, closed during the first quarter of 2000. The financial impact of this transaction was not material. The 47 direct loan offices sold did not fit the strategic focus of the Company of purchasing automobile retail installment contracts.

NOTE 4 - UNRESTRICTED CASH AND CASH EQUIVALENTS

Unrestricted cash and cash equivalents include marketable securities with purchased maturities of three months or less. At December 31, 2001, unrestricted cash and cash equivalents had an amortized cost and market value of $75.7 million. At December 31, 2000, unrestricted cash and cash equivalents had an amortized cost basis of $128.7 million and a market value of $127.1 million. The difference between the amortized cost basis and the market value represented a $1.6 million write-down related to investments in commercial paper in a California utility company.

NOTE 5 - RESTRICTED CASH

In connection with its warehouse credit facility (see Note 7) and in connection with the notes payable to securitization trust (see Note 8), the Company is required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under the facility. In addition, cash balances equal to certain insurance claim reserves must be held in custodial trust accounts under arrangements made with insurance carriers. At December 31, 2001, the aggregate restricted cash accounts totaled approximately $24.2 million.

NOTE 6 - FINANCE RECEIVABLES

Direct loans generally have terms of 12 to 24 months with maximum terms of 36 months; secured loans are generally collateralized by real or personal property. Sales finance contracts are generally accounted for on a discount basis and generally have terms of 24 to 48 months with maximum terms of 60 months. The Company's finance receivables are with individuals located throughout the United States. As of December 31, 2001, customers whose mailing addresses were in Florida, Ohio and Virginia comprised 7.9%, 7.8% and 7.5% of the finance receivable portfolio, respectively.

The following table summarizes the composition of finance receivables outstanding, net of unearned income (in thousands):

                                                            2001        2000
                                                            ----        ----
Sales Finance Receivables
  Automobile
    Simple interest                                      $ 136,849    $  63,641
    Precompute, net of unearned income                     267,468      386,287
                                                         ----------   ----------
         Total automobile, net of unearned income          404,317      449,928
  Non-automobile, net of unearned income                     6,001       21,845
                                                         ----------   ----------
  Total sales finance receivables,
    net of unearned income                                 410,318      471.773

Direct loans, net of unearned income                         2,726       13,081
                                                         ----------   ----------

Finance Receivables, net of unearned income              $ 413,044    $ 484,854
                                                         ==========   ==========

Included in finance receivables at December 31, 2001 and 2000 were $10.5 million and $8.0 million, respectively, of receivables for which interest accrual had been suspended.

The following table shows the contractual maturities of finance receivables, net of unearned income, at December 31 (dollars in thousands):

                                           2001                    2000
                                 ----------------------   ----------------------
Due in One Year:                 $   45,627      11.0%    $   62,574      12.9%
Due in Two Years:                   103,936      25.2%       133,244      27.5%
Due in Three Years:                 137,275      33.2%       169,305      34.9%
Due After Three Years:              126,206      30.6%       119,731      24.7%
                                 -----------   --------   -----------   --------
           Total                 $  413,044     100.0%    $  484,854     100.0%
                                 ===========   ========   ===========   ========

The following sets forth a summary of sales finance receivable purchases and direct loan originations, net of unearned income for the years ended December 31 (dollars in thousands):

                                                        2001           2000
                                                        ----           ----

Automobile sales finance receivable purchases        $  259,246    $  304,250
Non-automobile sales finance receivables purchases        8,073        20,804
Direct loan originations                                  3,090         9,239
                                                     -----------   -----------
     Total purchases and originations                $  270,409    $  334,293
                                                     ===========   ===========

Principal cash collections (excluding finance charges earned) for the years ended December 31, were as follows (in thousands):

                                                         2001            2000
                                                         ----            ----
Automobile sales finance receivables
    Principal cash collections                        $  239,753     $  251,589
    Percentage of average net balances                       54%            55%
Non-automobile sales finance receivables
    Principal cash collections                        $   19,670     $   20,866
    Percentage of average net balances                      125%            86%
Direct loans
    Principal cash collections                        $   10,684     $   25,428
    Percentage of average net balances                      131%           115%


The loss reserves as a percent of finance receivables, net of unearned income at December 31, are as follows:

                                                        2001          2000
                                                        ----          ----
Allowance for finance credit losses                     9.45%         8.06%
Nonrefundable dealer reserves                           5.06%         5.78%
                                                      --------      --------
       Total loss reserves                             14.51%        13.84%


A summary of the activity in the allowance for finance credit losses for the years ended December 31, was as follows (in thousands):

                                              2001         2000        1999
                                              ----         ----        ----

Balance at beginning of year              $   39,071   $   39,543   $   53,485
Reserves recaptured in conjunction
   with sale of finance receivables                -          (91)      (3,694)
Provision for finance credit losses           29,097       20,380       32,928
Net charge-offs absorbed                     (29,651)     (22,148)     (47,058)
Net amount transferred from reserve
   for repossessed assets                        496        1,387        3,882
                                          -----------  -----------  -----------
Balance at end of year                    $   39,013   $   39,071   $   39,543
                                          ===========  ===========  ===========

A summary of the activity in nonrefundable dealer reserves for the years ended December 31, was as follows (in thousands):

                                             2001          2000         1999
                                             ----          ----         ----

Balance at beginning of year              $  28,014     $  34,062     $  36,820
Reserve adjustment in conjunction
       with sale of finance receivables           -             -           495
Discounts acquired on new volume             19,724        28,003        29,713
Net charge-offs absorbed                    (26,815)      (34,051)      (32,966)
                                          ----------    ----------    ----------
Balance at end of year                    $  20,923     $  28,014     $  34,062
                                          ==========    ==========    ==========

Under the static pooling methodology, the total balances of nonrefundable dealer reserves are not available to offset current finance credit losses immediately, but instead are amortized and made available to absorb credit losses over the life of the corresponding pool of receivables.

NOTE 7 - WAREHOUSE CREDIT FACILITY

In March 2001, the Company entered into a $300 million Receivable Financing Agreement (the "Financing Agreement") with Deutsche Bank AG, as agent ("Agent Bank") and MFN Funding LLC, a wholly owned subsidiary of Mercury Finance Company LLC. MFN Funding LLC is a special purpose company that holds certain automobile sales finance receivables of the Company and borrows funds under the Financing Agreement. The Financing Agreement contained a provision that reduced the amount that could be borrowed under it from $300 million to $150 million after the first take-out securitization (see Note 8). Under the Financing Agreement, Mercury Finance Company LLC transfers certain automobile sales finance receivables to MFN Funding LLC, which in turn issues a note to Agent Bank, collateralized by eligible automobile sales finance receivables. Agent Bank provides financing under the note to MFN Funding LLC pursuant to an advance formula and MFN Funding LLC remits the funds to Mercury Finance Company LLC in consideration for the transfer of certain automobile sales finance receivables. While MFN Funding LLC is included in the Company's consolidated financial statements, it is a separate legal entity. The automobile sales finance receivables and other assets held by MFN Funding LLC are legally owned by MFN Funding LLC and are not available to creditors of the Company or its subsidiaries. Advances under the Financing Agreement bear interest at a rate tied to the borrowing rate of the commercial paper conduit, or the Eurodollar rate plus specified fees depending upon the source of funds provided by Agent Bank.

In November 2001, the Financing Agreement was amended to revise certain loss and delinquency triggers. This amendment also extended the maturity of the Financing Agreement to November 29, 2002 and additional financing costs were incurred.

The Financing Agreement, as amended, contains various covenants requiring certain minimum financial ratios and results. The Financing Agreement also requires certain funds be held in restricted cash accounts to provide additional collateral for borrowings under the facility, even if no borrowing is necessary. Based on delinquency totals at December 31, 2001, the Company exceeded level 7 and level 8 triggers under the Financing Agreement. Exceeding these triggers will require a $4.7 million transfer of cash to a restricted status on January 17, 2002 (see Note 23). If delinquencies continue to rise beyond their current levels and remain sufficiently high for an extended period, the Company could then be in default under the current terms of the Financing Agreement. If delinquencies drop below the trigger levels in a subsequent month, this cash may be returned to an unrestricted category. As of December 31, 2001, the restricted cash under the Financing Agreement totaled $2.2 million.

At December 31, 2001, the maximum available credit limit was $150 million and, based upon eligible automobile sales finance receivables held by MFN Funding LLC, the maximum amount of advance available to the Company under the Financing Agreement was $82.6 million. As of December 31, 2001, the Company had an outstanding balance on the warehouse credit facility of $80.8 million.

The warehouse facility is accounted for as a secured financing in accordance with the provisions of SFAS 140.

Interest expense on the warehouse credit facility is composed of the stated rate of interest plus a spread, amortization of deferred financing costs and other costs. Deferred financing costs related to the warehouse credit facility are amortized on a straight-line, pro-rata basis over the initial or extended term of the Financing Agreement.

Under the terms of the Financing Agreement, MFN Funding LLC purchased an amortizing interest rate cap based on one month LIBOR (London Interbank Offered
Rate) on March 23, 2001. The fair value is not significant at December 31, 2001. The amortizing cap is set at 6.750% and is effective from March 23, 2001 through January 16, 2003. In the event one month LIBOR would exceed this rate during the term of the agreement, MFN Funding LLC would receive a payment from a counterparty for the rate in excess of 6.750%. As of December 31, 2001, one month LIBOR was 1.876%.

NOTE 8 - NOTES PAYABLE TO SECURITIZATION TRUST

On June 28, 2001, the Company issued $301 million of notes secured by automobile sales finance receivables (the "Securitized Notes") in a private placement (the "Secured Financing Agreement"). The issuance was completed through the MFN Auto Receivables Trust 2001-A of MFN Securitization LLC, a wholly owned subsidiary of Mercury Finance Company LLC. MFN Securitization LLC is a special purpose company that holds certain automobile sales finance receivables of the Company and borrowed funds under the Secured Financing Agreement. MFN Securitization LLC remits the funds to Mercury Finance Company LLC in consideration for the transfer of certain automobile sales finance receivables. Both classes of the Securitized Notes issued under the Secured Financing Agreement bear a fixed rate of interest until their final distribution. While MFN Securitization LLC is included in the Company's consolidated financial statements, it is a separate legal entity. The automobile sales finance receivables and other assets held by MFN Securitization LLC are legally owned by MFN Securitization LLC and are not available to creditors of the Company or its subsidiaries.

Automobile contract asset-backed securitization transactions are treated as either sales or secured financings for accounting purposes depending upon the securitization structure. SFAS No. 140 defines the criteria used to evaluate the securitization structure in determining the proper accounting treatment. These criteria pertain to whether or not the transferor has surrendered control over the transferred assets for purposes of accounting principles generally accepted in the United States of America ("USGAAP"). Under the terms of the Securitized Notes, the Company has a one-time right to repurchase at any time 10% of the original pool balance at a 3% premium. The Company effectively maintains control over these assets for USGAAP purposes and therefore the securitization is accounted for as a secured financing rather than as a sale.

Interest payments on the Securitized Notes are payable monthly, in arrears, based on the respective notes' interest rates. The following table presents the Company's Securitized Notes outstanding and their stated interest rates at December 31, 2001 (dollars in thousands):

                      Outstanding             Stated            Final Scheduled
                       Principal           Interest Rate       Distribution Date
                       ---------           -------------       -----------------
Class A-2 Notes        $ 181,330             5.07000%            July 15, 2007

The Class A-1 Notes were initially issued in the amount of $116 million at a stated interest rate of 4.05125% with a final scheduled distribution date of July 15, 2002. The Class A-1 Notes were repaid in full in December 2001. Payment in full of the Class A-2 Notes could also occur earlier than the final scheduled distribution date.

Interest expense on the Securitized Notes is composed of the stated rate of interest plus additional costs of borrowing. Additional costs of borrowing include facility fees, insurance and amortization of deferred financing costs. Deferred financing costs related to the Securitized Notes are amortized in proportion to the principal distributed to the noteholders. Accordingly, the effective cost of borrowing of the Securitized Notes is greater than the stated rate of interest.

The Securitized Notes contain various covenants requiring certain minimum financial ratios and results. As of December 31, 2001, the Company was in compliance with these covenants. The Securitized Notes also require certain funds be held in restricted cash accounts to provide additional collateral for the borrowings or to be applied to make payments on the Securitized Notes. As of December 31, 2001, restricted cash under the Secured Financing Agreement totaled approximately $21.3 million.

NOTE 9 - SENIOR SECURED AND SUBORDINATED DEBT

The following table presents the Company's debt instruments and the stated interest rates on the debt at December 31, (dollars in thousands):

                                      2001                          2000
                             -----------------------      ---------------------
                              Balance      Rate            Balance     Rate
                              -------      ----            -------     ----

Senior secured debt          $      --       N/A          $342,908     10.00%
Senior subordinated debt        22,500     11.00%           22,500     11.00%
                             ----------    -------        ---------    -------
        Total                $  22,500     11.00%         $365,408     10.06%
                             ==========    =======        =========    =======

The senior secured debt at December 31, 2000 was comprised of both fixed and variable rate notes. Due to the purchase of an interest rate cap, the all-inclusive cost on this debt at December 31, 2000 was 10.0% to the Company and is combined in the above table.

Pursuant to the Voluntary Case, no interest was accrued or paid on the Predecessor Company's debt subsequent to July 15, 1998, the date the Voluntary Case was filed, until March 23, 1999, the date the Reorganized Company emerged from the Voluntary Case. This resulted in the reduction of 1999 interest expense of approximately $11.5 million (calculated using a rate of ten percent (10.0%) on the senior debt and at a rate of eleven percent (11.0%) on the subordinated debt) and a reduction of 1998 interest expense of $27.8 million (assuming default rates of interest), from what the Company would have expected to incur had the Voluntary Case not been filed.

On April 1, 1999, $100.7 million of outstanding principal and $20.4 million of interest were paid to senior lenders pursuant to the Plan of Reorganization. The interest payment covered the period from October 14, 1998 through March 23, 1999 at a rate of ten percent (10.0%) on the senior debt and at a rate of eleven percent (11.0%) on the subordinated debt. This interest payment was recorded as a non-operating expense in 1999.

In connection with the Plan of Reorganization, the Company issued Senior Secured Notes and Senior Subordinated Notes. The Senior Secured Notes were comprised of
(i) Series A Notes Due March 23, 2001, which have a 10% annual fixed rate of interest, payable quarterly and (ii) Series B Notes Due March 23, 2001, which have a floating rate of interest based on three month LIBOR (London Interbank Offered Rate), payable quarterly.

Prior to the Effective Date, the Company's senior lenders were given the option to receive either Series A Notes or Series B Notes in connection with the Plan. During the second quarter of 1999, holders of the old senior debt elected to receive $232.8 million of the Series A Notes and $201.3 million of the Series B Notes totaling an aggregate principal amount of the Senior Secured Notes of $434.2 million. During 2000 and 1999, MFN retired debt with face values of $38.4 million and $52.9 million, respectively, prior to scheduled maturity. See Note 9 to the Consolidated Financial Statements. The principal amounts of Series A Notes and Series B Notes outstanding at December 31, 2000 were $164.5 million and $178.4 million, respectively, for a total of $342.9 million. While the Series B Notes had a variable rate of interest, the Company purchased interest rate protection to cap the annual rate of interest at 10.0%, the cost of which was amortized in determining the spread to LIBOR. The total interest cost of either series of Senior Secured Notes did not exceed a 10.0% annual rate to the Company.

The Company's Senior Secured Notes were secured by substantially all of the assets of the Company and its domestic subsidiaries, which guaranteed the Company's obligations under the Senior Secured Notes. No principal payments were required prior to maturity.

The Senior Subordinated Notes, with an aggregate principal amount of $22.5 million, have an 11% annual fixed rate of interest, payable quarterly. Principal payments are not due until maturity on March 23, 2002.

Debt is used as the primary source for funding the Company's finance receivables. As a result of the Plan of Reorganization, the Company cancelled all of its senior debt in exchange for Senior Secured Notes, New Common Stock and Excess Cash (as defined in the Plan of Reorganization). The Company also cancelled its subordinated debt in exchange for Senior Subordinated Notes.

NOTE 10 - DIVIDEND RESTRICTIONS

Dividends may be paid on the Company's Common Stock subject to certain financial conditions contained in the Company's indentures governing the Financing Agreement, the Secured Financing Agreement and the Senior Subordinated Debt. At December 31, 2001, under the most restrictive provision of these funding arrangements, $14.4 million was available for payment.

NOTE 11 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company has purchased derivative instruments to hedge certain financial risks. Management documents the Company's risk management objectives, the nature of risk being hedged and how hedge effectiveness will be measured at inception. Management monitors the Company's hedging activities to ensure that the value of hedges, their correlation to the contracts being hedged and the amount being hedged continue to provide effective protection against interest rate risk. All transactions are entered into for purposes other than trading. There can be no assurance that the Company's strategies will be effective in minimizing interest rate risk or that changes in interest rates will not have an adverse effect on the Company's profitability.

NOTE 12 - EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive common stock equivalents outstanding during the period. Common stock equivalents include options granted under the Company's stock option plan, options granted pursuant to an employment agreement with the Company's Executive Chairman and outstanding warrants to purchase shares of common stock of the Company using the treasury stock method.

(Dollars in thousands, except per share amounts)
                                                                   2001                 2000
                                                                   ----                 ----
Net income before extraordinary credits                         $    16,029          $    18,399
Extraordinary gain from early retirement of debt, net of taxes            -                  717
                                                                ------------         ------------
Net income                                                      $    16,029          $    19,116

BASIC
Average common shares outstanding                                 9,993,376           10,000,002

Earnings per common share before extraordinary credit           $      1.60          $      1.84
Extraordinary gain from early retirement of debt                          -                 0.07
                                                                ------------         ------------
Earnings per common share                                       $      1.60          $      1.91
                                                                ============         ============

DILUTED
Average common shares outstanding and common
     stock equivalents outstanding                               10,038,757           10,002,399

Earnings per common share before extraordinary credit           $      1.60          $      1.84
Extraordinary gain from early retirement of debt                          -                 0.07
                                                                ------------         ------------
Earnings per common share                                       $      1.60          $      1.91
                                                                ============         ============

Due to the Company's emergence from the Voluntary Case and the implementation of Fresh Start Reporting, the presentation of earnings per share for the Predecessor Company is not meaningful.

NOTE 13 - STOCK OPTIONS

Under the Plan of Reorganization, options to purchase 950,000 shares of the Company's authorized and unissued New Common Stock were reserved under the Amended and Restated 1989 Stock Option Plan ("Stock Option Plan"). An amendment to the Stock Option Plan was approved by stockholders on April 24, 2001 to increase the number of shares authorized for issuance thereunder by 500,000 shares.

Under the Stock Option Plan, options to purchase 500,000 shares were granted to officers and directors, effective March 23, 1999 ("First Grant Date"), at an exercise price of $8.50 per share (the estimated reorganization value per common share). Of the shares granted, fifty percent (50%) vested and became exercisable on the First Grant Date, twenty-five percent (25%) vest and become exercisable in twelve (12) equal monthly portions, beginning with the first anniversary of the First Grant Date and twenty-five percent (25%) vest and become exercisable in twelve (12) equal monthly portions, beginning with the second anniversary of the First Grant Date. The options expire ten (10) years from the First Grant Date.

The following grants of options all vest 1/3 per year beginning with the first anniversary of the Grant Date and expire ten (10) years from the Grant Date.

            Grant Date                Options Granted            Exercise Price
            ----------                ---------------            --------------
        October 26, 1999                  85,000                      $7.875
        January 11, 2000                 100,000                      $6.500
         April 27, 2000                   20,000                      $6.500
         January 1, 2001                 200,000                      $4.125
        February 6, 2001                  85,000                      $7.000
           May 1, 2001                    32,000                      $5.750

In addition to shares granted under the Stock Option Plan, an option to purchase 1,000,000 shares was granted to the Executive Chairman of the Company effective March 23, 1999 pursuant to an employment agreement approved as part of the Plan of Reorganization. The terms and conditions of the option granted are similar to the options granted on March 23, 1999 as described above. Shares issued under the employment agreement do not count against the 1,450,000 aggregate number of options to purchase shares of New Common Stock that may be granted under the Stock Option Plan.

A summary of the status of the Reorganized Company's Stock Option Plan as of December 31, 2001 and December 31, 2000 is presented below:

                                                      2001                          2000
                                            -------------------------  ---------------------------
                                                           Weighted                      Weighted
                                                            Average                       Average
                                                           Exercise                      Exercise
                                             Shares          Price           Shares        Price
                                             ------          -----           ------        -----
Outstanding at beginning of year             1,684,000      $ 8.35         1,585,000      $ 8.47
Granted                                        317,000        5.06           120,000        6.50
Exercised                                       (1,667)       6.50                 -           -
Forfeited                                      (89,667)       7.14           (21,000)       6.50
                                            -----------                   -----------
Outstanding at end of year                   1,909,666        7.86         1,684,000        8.35
                                            ===========                   ===========

Options exercisable at year-end              1,484,603      $ 8.46         1,090,789      $ 8.48

Weighted-average fair value of
       options granted during the year                      $ 3.25                        $ 4.29

MFN applies APB Opinion 25 and its Interpretations in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Reorganized Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Reorganized Company's net income and earnings per share would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                                                  Nine
                                                            Year Ended       Year Ended       Months Ended
                                                           Dec. 31, 2001    Dec. 31, 2000     Dec. 31, 1999
                                                           -------------    -------------     -------------

Net income                              As reported          $16,029           $19,116          $20,529
                                        Pro forma            $14,375           $16,981          $16,040

Earnings per share - basic              As reported            $1.60             $1.91            $2.05
                                        Pro forma              $1.44             $1.70            $1.60

Earnings per share - diluted            As reported            $1.60             $1.91            $2.05
                                        Pro forma              $1.44             $1.70            $1.60

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                               Risk-Free        Dividend                       Stock Price
      Grant Date             Interest Rate        Yield      Expected Life     Volatility
      ----------             -------------        -----      -------------     ----------
     March 23, 1999              5.19%             0%           5 years            85%
     October 26, 1999            6.42%             0%           5 years            75%
     January 11, 2000            6.72%             0%           5 years            75%
     April 27, 2000              6.55%             0%           5 years            75%
     January 1, 2001             4.89%             0%           5 years            75%
     February 6, 2001            4.99%             0%           5 years            75%
     May 1, 2001                 4.97%             0%           5 years            75%

Information pertaining to options outstanding at December 31, 2001 is as follows:

                                           Options Outstanding                          Options Exercisable
                             --------------------------------------------       ----------------------------------
                                               Weighted
                                                Average       Weighted                                Weighted
                                               Remaining       Average                                 Average
              Range of           Number       Contractual     Exercise               Number           Exercise
           Exercise Prices     Outstanding       Life           Price              Exercisable          Price
           ---------------     -----------  --------------   -----------           -----------      -----------
            $4.12 - $6.49         232,000     9.06 years      $   4.35                       -         $     -

            $6.50 - $7.87         117,666     8.68 years      $   6.80                  14,442         $  6.50

            $7.88 - $8.50       1,560,000     7.26 years      $   8.47               1,470,161         $  8.48
                               ----------                                           ----------

Outstanding at
      end of year               1,909,666                                            1,484,603
                               ==========                                           ==========

NOTE 14 - WARRANTS

The Company has warrants outstanding that entitle the holder to purchase common stock at targeted exercise prices before their expiration date. The following table summarizes the number of warrants outstanding:

                                                 Exercise          December 31,         December 31,
                        Expiration Date            Price               2001                 2000
                        ---------------            -----               ----                 ----
Series A                  March 23, 2002            $15.34            569,841              579,999
Series B                  March 23, 2003            $21.81            569,836              579,999
Series C                  March 23, 2004            $28.27            569,841              579,999

NOTE 15 - EXTRAORDINARY CREDITS

During 2000 and 1999, MFN retired debt with face values of $38.3 million and $52.9 million, respectively, prior to scheduled maturity. The debt repurchases resulted in extraordinary gains of $1.18 million less taxes of $0.46 million in 2000 and $2.51 million less taxes of $0.99 million in 1999. See Note 12 for the impact of the extraordinary item on basic and diluted earnings per share.

See Note 1 for discussion of the gain on discharge of indebtedness resulting from the Company's emergence from the Voluntary Case and adoption of Fresh Start Reporting.

NOTE 16 - RESTRUCTURING CHARGES

During 2001, the Company announced its plans to consolidate its collection operations into regional centers, to eliminate the Dealer Development Manager ("DDM") position and add additional Regional Business Development Managers ("RBDMs"), to close three Central Purchasing Offices and to close its Midland Finance Company operations. During the course of the year, the Company recorded provisions against earnings that totaled $4.8 million to cover estimated severance, lease termination, relocation, payroll tax costs, and disposal of furniture, fixtures and equipment. These charges and credits (included in other operating expenses) and their utilization is summarized below (in thousands):

                                                       Amounts      Amounts      Adjust-      Balance
                                                       Charged     Utilized       ments      Dec. 31,
(in thousands)                                         in 2001      in 2001      in 2001       2001
                                                       -------      -------      -------       ----
Lease termination                                     $  1,976    $     631     $   (305)     $  1,040
Disposal of furniture, fixtures and equipment              296          206           --            90
Employee severance, payroll taxes and relocation         2,521        2,138          250           633
                                                      ---------    ---------    ---------     ---------
       Total                                          $  4,793     $  2,975     $    (55)     $  1,763
                                                      =========    =========    =========     =========

A $55,000 credit was recorded to restructuring expense in 2001 to adjust previously recorded reserves for actual results.

During 1999, the Company implemented a plan to close a total of 46 collection offices. The Company recorded a provision against earnings in the amount of $1.9 million to cover estimated severance, relocation costs and lease termination costs. These charges and credits (included in other operating expenses) and their utilization is summarized below (in thousands):

                                     Amounts       Amounts      Amounts      Adjust-      Balance
                                     Charged      Utilized     Utilized       ments      Dec. 31,
                                     In 1999       In 1999      In 2000      In 2000       2000
                                     -------       -------      -------      -------       -----
Lease buyouts and other expenses     $    998      $   380      $   774      $  (156)   $     -
Employee severance and retention          952          333          712          (93)         -
                                     ---------     --------     --------     --------   --------

  Total                              $  1,950      $   713      $ 1,486      $  (249)   $     -
                                     =========     ========     ========     ========   ========

A $249,000 credit was recorded to restructuring expense in 2000 to adjust previously recorded reserves to zero upon final disposition of all severance and lease obligations.

The Company records restructuring charges against operations and provides a reserve based on the best information available at the time the commitment is made to undertake the restructuring action. The reserves are considered utilized when specific restructuring criteria are met, indicating the planned restructuring action has occurred. Work-force-related reserves are considered utilized at payment for termination or acceptance of other contractual arrangements.

The reserve for lease buyouts is utilized when the remaining lease obligations are settled or the space has been vacated and made available for sublease. It is the Company's policy to continue to charge depreciation, rental and other operating costs relating to excess space to ongoing operations while they remain in business use. Salaries and benefits are charged to operations while the employee is actively employed. Reserves for asset and leasehold improvement write-offs are utilized at the date of disposal or the final date of the lease.

NOTE 17 - NON-OPERATING REORGANIZATION EXPENSES

In accordance with SOP 90-7, expenses resulting from the Plan of Reorganization are reported separately as reorganization expenses in the Consolidated Statements of Income. These expenses were incurred by the Predecessor Company and for the respective periods indicated are as follows (in thousands):

                                                            Three Months Ended
                                                              March 31, 1999
                                                              --------------

Interest expense                                                  $ 19,847
Management consultants                                               6,933
Adjustments of assets and liabilities to fair value                  3,085
Creditor attorneys and advisors                                      1,193
Corporate counsel                                                      846
Independent accountants                                                550
Board of Directors representation                                      100
Other                                                                1,165
                                                                  ---------
  Total                                                           $ 33,719
                                                                  =========

NOTE 18 - REORGANIZATION EXPENSES

Reorganization expenses for the respective periods indicated are as follows (in thousands):

                                                            Three Months Ended
                                                              March 31, 1999
                                                              --------------

Professional fees                                                $   2,998
Interest income                                                     (1,893)
                                                                 ----------
Total                                                            $   1,105
                                                                 ==========

The Company estimated the amount of professional fees that related specifically to the Voluntary Case. In accordance with Fresh Start Reporting, interest earned on funds held for deposit that would have been paid to senior debt holders if the Company had not filed the Voluntary Case, is off-set against expenses related to the Voluntary Case.

NOTE 19 - PENSION PLANS AND OTHER EMPLOYEE BENEFITS

The following table sets forth the funded status of MFN's qualified plans and amounts recognized in the 2001, 2000 and 1999 consolidated financial statements (in thousands):

                                                        2001         2000         1999
                                                        ----         ----         ----
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year      $ 14,754     $ 14,286     $ 16,728
Service cost                                              577        1,135        1,797
Interest cost                                             934        1,074        1,118
Curtailment                                            (3,595)          --           --
Actuarial gain (loss)                                     608          121       (3,311)
Benefits paid                                          (1,055)      (1,862)      (2,046)
                                                     ---------    ---------    ---------
   Projected benefit obligation, end of year         $ 12,223     $ 14,754     $ 14,286
                                                     =========    =========    =========

CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of year         $ 13,608     $ 15,655     $ 17,011
Actual return on plan assets                             (540)        (185)         690
Benefits paid                                          (1,055)      (1,862)      (2,046)
                                                     ---------    ---------    ---------
   Plan assets at fair value, end of year            $ 12,013     $ 13,608     $ 15,655
                                                     =========    =========    =========

RECONCILIATION OF ACCRUED PENSION COST
       AND TOTAL AMOUNT RECOGNIZED
Funded status of the plan                            $   (211)    $ (1,146)    $  1,369
Unrecognized actuarial gain, net                         (806)      (3,220)      (5,111)
Unrecognized prior service cost                            --           69           74
Unrecognized transition obligation                       (163)        (201)        (239)
                                                     ---------    ---------    ---------
   Accrued pension cost                              $ (1,180)    $ (4,498)    $ (3,907)
                                                     =========    =========    =========

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate                                            7.25%        7.50%        7.75%
Expected return on plan assets                           9.00%        9.00%        9.00%
Rate of compensation increase                              NA         4.25%        5.00%

TOTAL COST
Service cost                                         $    577     $  1,135     $  1,797
Interest cost                                             934        1,074        1,118
Expected return on plan assets                         (1,119)      (1,382)      (1,399)
Amortization of transition obligation                     (38)         (38)         (51)
Amortization of unrecognized prior service cost             3            5            5
Amortization of unrecognized net gain                     (81)        (203)         (97)
                                                     ---------    ---------    ---------
   Net periodic pension cost                              276          591        1,373
Amount recognized due to curtailment or adjustment     (3,595)          --           15
                                                     ---------    ---------    ---------
   Total benefit cost (income)                       $ (3,319)    $    591     $  1,388
                                                     =========    =========    =========

On June 30, 2001 the Company froze future benefits under the Company's noncontributory defined benefit pension plan as part of redesigning its employee benefit plans. This change resulted in the recognition of a $3.6 million curtailment gain.

The Company also maintains a defined contribution plan. All employees are eligible to participate in this plan after having attained six consecutive months of service. Employer contributions to this plan were $843,000 in 2001, $815,000 in 2000 and $879,000 in 1999.

Both the non-contributory defined benefit pension plan and the defined contribution plan cover substantially all full time employees of MFN and provide for employee contributions and partial matching contributions by MFN.

NOTE 20 - INCOME TAXES

Income taxes on income (loss) before extraordinary credits for the respective periods are as follows (in thousands):

                                                                                         Predecessor
                                                          Reorganized Company              Company
                                                          -------------------              -------

                                                                                Nine         Three
                                                      Year         Year        Months       Months
                                                      Ended        Ended        Ended        Ended
                                                     Dec 31,      Dec 31,      Dec 31,      Mar 31,
                                                      2001         2000         1999         1999
                                                      ----         ----         ----         ----
Current income tax expense (benefit)
Federal                                          $    4,787     $    (390)    $   (993)    $      -
  State                                                 650        (2,501)         366            -
                                                 -----------    ----------    ---------    ---------
Total current income tax expense (benefit)       $    5,437     $  (2,891)    $   (627)    $      -
                                                 ===========    ==========    =========    =========

Deferred income tax expense (benefit)             $ (13,162)      $ 5,156      $ 1,918     $ (5,287)
                                                 ===========    ==========    =========    =========

Provision for income taxes is calculated using a combined federal and state tax rate of 39.5% on earnings before income taxes adjusted for the amortization of the excess of revalued assets over liabilities and stockholders' investment and other book to tax differences not temporary in nature. The 2001 net tax benefit reflects a favorable $7.4 million adjustment as a result of a tentative settlement with the Internal Revenue Service concerning its examination of the Company's federal tax returns for the fiscal years 1993 through 1997, the estimated effect on fiscal years 1998 through 2000 and the resolution of other tax matters. The net cash flow effect of the terms of the tentative settlement is insignificant.

Income taxes on extraordinary credits for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                                    Predecessor
                                    Reorganized Company               Company
                                    -------------------               -------

                                                          Nine          Three
                                Year         Year        Months       Months
                                Ended        Ended        Ended        Ended
                               Dec 31,      Dec 31,      Dec 31,      Mar 31,
                                2001         2000         1999         1999
                                ----         ----         ----         ----

Current tax expense        $        -    $     468    $     993       $      -
Deferred tax expense                -            -            -         22,659
                           -----------   ----------   ----------      ---------
Total current taxes        $        -    $     468    $     993       $ 22,659
                           ===========   ==========   ==========      =========

During 1999, the Company recorded an extraordinary gain from discharge of indebtedness aggregating approximately $68.2 million in connection with its March 23, 1999 emergence from the Voluntary Case. This gain was not taxable under Section 108 of the Internal Revenue Code. Pursuant to this tax rule, the Company has, however, reduced certain of its available tax attributes measured as of January 1, 2000, which included unused net operating loss and tax basis in certain Company assets. Deferred taxes have been provided for the estimated tax effect of future reversing timing differences related to the discharge of indebtedness gain as reduced by the tax attributes. The Company also recorded extraordinary gains of $0.7 million and $1.5 million, net of taxes, during the twelve months ended December 31, 2000 and the nine months ended December 31, 1999, respectively, on unrelated early retirements of debt.

The differences between the U.S. federal statutory income tax rate and the Company's effective rate are:

                                                     2001       2000      1999
                                                     ----       ----      ----
Statutory federal income tax rate                    35.0%      35.0%     35.0%
Amortization of negative goodwill                   (41.6)     (15.8)     (3.9)
Tax difference on gain on debt forgiveness              -          -       4.6
Deferred tax valuation allowance                        -          -      (5.9)
Tentative agreement with the IRS                    (89.5)         -         -
State income taxes, net of federal tax benefit          -        1.7       0.4
State income tax refunds, net of federal taxes          -       (9.1)        -
Merger expenses                                       3.5          -         -
Other, net                                           (0.4)       0.7       0.2
                                                    -------   -------   -------
Company's effective tax rate                        (93.0)%     12.5%     30.4%
                                                    =======   =======   =======

Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities at December 31, were as follows (in thousands):

                                               2001          2000         1999
                                               ----          ----         ----
Deferred Tax Assets:
Allowance for finance receivables           $ 15,410      $ 8,652     $  4,712
Accrued non-operating expenses                    69           68           87
Accrued restructuring expense                    697           98          489
Other                                          1,007        1,777        1,780
                                            ---------    ---------    ---------
Deferred tax assets                           17,183       10,595        7,068

Deferred Tax Liabilities:
Debt forgiveness                              28,364       34,840       26,263
Other                                            102          200           94
                                            ---------    ---------    ---------
Deferred tax liabilities                      28,466       35,040       26,357
                                            ---------    ---------    ---------
Net deferred tax liability                  $(11,283)    $(24,445)    $(19,289)
                                            =========    =========    =========

The Company elected to be treated as a dealer in securities under Section 475 of the Internal Revenue Code effective for the year ended December 31, 1996. Pursuant to this election, for tax purposes, the Company annually recognizes as taxable income or taxable loss the difference between the fair market value of its securities and the income tax basis of its securities. In addition to substantially all of the finance receivables held as of December 31, 1996, eligible securities to which this provision applies include substantially all finance receivables purchased from the election's effective date through August 31, 2000. This mark to market requirement will not apply to finance receivables purchased after this date. This election has no impact on the recognition of pre-tax income for financial reporting purposes.

NOTE 21 - COMMITMENT AND CONTINGENCIES

LEASES
------

MFN and its subsidiaries lease office space generally under cancelable operating leases expiring in various years through 2007. Most of these leases are renewable for periods ranging from three to five years. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2001 (in thousands):

                              Year                        Amount
                              ----                        ------

                             2002                        $  2,172
                             2003                           1,922
                             2004                           1,671
                             2005                           1,533
                             2006 and thereafter            1,085
                                                         ---------
                             Total                       $  8,383
                                                         =========

It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other properties. Total rent expense approximated $2.6 million, $2.6 million and $3.2 million in 2001, 2000 and 1999, respectively.

LITIGATION
----------

On July 15, 1998, the Company filed a voluntary petition (the "Voluntary Case") in the United States Bankruptcy Court (the "Court") for the Northern District of Illinois for relief under chapter 11 of title 11 of the United States Code. The Company's Second Amended Plan of Reorganization (the "Plan") was confirmed by order of the Court on March 10, 1999. The effective date of the Plan was March 23, 1999. The Plan provided (a) for the Company to transfer to a certain trust established under the Plan (the "Liquidating Trust"), (i) $5 million in cash,
(ii) the Company's claims against the Company's previous auditors and (iii) $250,000 in cash for fees and costs to be incurred in connection with the Liquidating Trust and (b) for the holders of Securities Fraud Claims to receive a share of the beneficial interests in the Liquidating Trust in complete settlement, satisfaction and discharge of their claims. In addition, the Plan provided for the Company to pay (i) $13.35 million into funds established for the benefit of holders of certain indemnification claims against the Company and
(ii) up to an aggregate amount of $250,000, for costs and expenses of certain officers, agents and employees who were no longer employed by the Company as of the first day immediately following March 23, 1999, in connection with their participation in a government investigation. The Company also agreed to pay a former employee $100,000 in connection with a mutual release. All of these costs were fully provided for as of December 31, 1998 and all amounts were paid during 1999 and 2000 with the exception of approximately $174,000 which remains set aside for costs and expenses of certain officers, agents and employees who were no longer employed by the Company as of the first day immediately following March 23, 1999, in connection with their participation in a government investigation.

The Securities and Exchange Commission staff has notified the Company that, subject to Securities Act Release No. 5310, its investigation of the events giving rise to the accounting irregularities announced in January 1997 has been terminated and it has been recommended to the Commission that no enforcement action be taken against the Company. Those events are still under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation.

In the normal course of its business, MFN and its subsidiaries are named as defendants in legal proceedings. A number of such actions (the "Consumer Finance Cases"), including cases which have been brought as putative class actions, are pending in the various states in which subsidiaries of MFN conducts business. It is the policy of MFN and its subsidiaries to vigorously defend litigation, however, MFN and (or) its subsidiaries have and may in the future enter into settlements of claims where management deems appropriate. Although it is not possible at this time to estimate the amount of damages or settlement expenses that may be incurred, management is of the opinion that the resolution of these proceedings will not have a material effect on the financial position and results of operations of MFN.

The Company recognizes the expense for litigation when the incurrence of loss is probable and the amount of such loss is estimable. Because of the uncertainty that surrounds the Consumer Finance Cases, no accrual has been made for the majority of these lawsuits.

NOTE 22 - DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time for MFN's financial instruments; they are subjective in nature and involve uncertainties, and matters of significant judgment and, therefore, cannot be determined with precision.

Cash and Cash Equivalents
-------------------------
Due to the short-term nature of these items, management believes that the carrying amount is generally a reasonable estimate of fair value.

Finance Receivables, net
------------------------
Finance receivables, net have been valued based upon an estimate of the future cash flows discounted at an imputed weighted average cost of capital.

Warehouse Credit Facility
-------------------------
Due to the short-term nature of these items, management believes that the carrying amount is generally a reasonable estimate of fair value.

Notes Payable to Securitization Trust
-------------------------------------
Due to the short-term nature of these items, management believes that the carrying amount is generally a reasonable estimate of fair value.

Senior Debt - Term Notes
------------------------
The fair value has been computed for the term notes and interest rate cap based upon indicated pricing from brokers.

Subordinated Debt
-----------------
The fair value has been computed based upon indicated pricing from brokers.

The carrying amount and estimated fair values of MFN's financial instruments at December 31, are as follows (in thousands):

                                                   2001                           2000
                                         ---------------------------    ------------------------
                                                         Estimated                    Estimated
                                          Carrying         Fair         Carrying        Fair
                                           Amount          Value         Amount         Value
                                           ------          -----         ------         -----
FINANCIAL ASSETS:
Cash and cash equivalents                $  99,890        $ 99,890      $ 127,093    $ 127,093
Finance receivables, net                   353,108         379,852        417,769      442,680

FINANCIAL LIABILITIES:
Warehouse credit facility                  (80,800)        (80,800)             -            -
Notes payable to securitization trust     (181,330)       (181,330)             -            -
Senior debt - term notes                         -               -       (342,908)    (339,479)
Subordinated debt                          (22,500)        (22,500)       (22,500)    (21,375)

NOTE 23 - SUBSEQUENT EVENTS

On January 22, 2002, the Company announced that its shareholders had approved the Agreement and Plan of Merger ("Merger"), dated November 18, 2001, among MFN Financial Corporation, CPS Mergersub, Inc. and Consumer Portfolio Services, Inc. (see Note 2). On March 8, 2002, the Company announced it had consummated the Merger and that MFN Financial Corporation shareholders would receive $10.00 cash for each share of common stock they own. In connection with the closing of the Merger, the Company's warehouse credit facility was paid in full and the Financing Agreement with Deutsche Bank AG dated March 1, 2001 terminated.

On March 8, 2002, the Company issued $100 million of notes secured by automobile sales finance receivables in a private placement through the MFN Auto Receivables Trust 2002-A.

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